                                                                    EXHIBIT 10.6


                         INVESTMENT MANAGEMENT AGREEMENT

Dated as of July 28, 2005

BETWEEN: PERSPECTIVE (BARBADOS) LIMITED, FORMERLY BRASCAN STRATEGIC ASSET MANAGEMENT LIMITED (BARBADOS), having its principal place of business at Cedar Court, Wildey Business Park, St. Michael, Barbados ("BSAML")

AND: PENN TREATY NETWORK AMERICA INSURANCE COMPANY and AMERICAN NETWORK INSURANCE COMPANY, having their principal places of business at 3440 Lehigh Street, Allentown, PA, Fax: 610-967-6502 (together and in both cases "Penn Treaty")





WHEREAS BSAML has expertise and experience in providing investment advice and portfolio management;

WHEREAS Penn Treaty is the grantor of certain trusts established in connection with the Coinsurance Agreement, effective as of June 30, 2005 (the "Coinsurance Agreement"), among Penn Treaty and Imagine International Reinsurance Limited ("Imagine"), to secure Penn Treaty's obligations thereunder, including its obligations under funds withheld arrangements;

WHEREAS Penn Treaty is obligated to deposit assets into trust accounts established in connection with such trusts (the "Trust Investments");

WHEREAS Penn Treaty desires, and BSAML agrees, to enter into this investment management agreement (this "Agreement") pursuant to which BSAML will manage the Trust Investments in accordance with the attached investment guidelines;

WHEREAS Penn Treaty desires, and BSAML agrees, to also provide to Penn Treaty specialized administrative and advisory services (collectively with the management of the Trust Investments, the "Services") as mutually agreed between them and as may be modified in writing from time to time during the term of this Agreement.

TERM

        This Agreement commences effective June 30, 2005 and will continue through December 31, 2005 (the "Term"). Notwithstanding the foregoing, Penn Treaty may in its reasonable discretion terminate this Agreement, following written notice to Imagine (at 43 St. Stephen's Green, Dublin 2, Ireland,
Attention: Director), should BSAML:

1. Fail to deliver proper and complete reporting information on a timely basis, if such failure has, or could reasonably be expected to have, a material adverse effect on Penn Treaty; and/or

2. Demonstrate gross negligence or willful misconduct in the performance of its duties under this Agreement;

3. Demonstrate a breach of (a) BSAML's Representations, Warranties, and Covenants which remains uncured for a period of thirty (30) days following the date on which BSAML received written notice of such breach from Penn Treaty, or (b) BSAML's Confidentiality obligations (in each case, except for any breach that has not had, and could not reasonably be expected to have, a material adverse effect on Penn Treaty);

4. Undergo a change of ownership such that Imagine and its affiliates cease to collectively own, directly or indirectly, at least one-half of the ownership interests of BSAML.

        Following such notice of termination, Penn Treaty and Imagine will cooperate in good faith to select a new investment manager. Subject to the written consent of Imagine, Penn Treaty shall enter into an agreement with such selected new investment manager to provide services such as the Services hereunder.

        To the extent permitted by applicable law, upon termination of this Agreement, BSAML shall within twenty (20) business days return to Penn Treaty all of Penn Treaty's books and records, and all other information relating to the Trust Investments (including any copies thereof) then in BSAML's possession, except for any software or other intellectual property that is proprietary to, or owned or licensed by, BSAML or any of its affiliates, which shall remain the property of BSAML.

INVESTMENT MANAGEMENT SERVICES

        BSAML will use its best judgment and effort in rendering the Services, using a degree of skill and attention no less than that which BSAML exercises with respect to comparable assets that it manages for itself and for others in accordance with its existing practices and procedures relating to assets of the nature and character of the Trust Investments, except as expressly provided otherwise in this Agreement.

        BSAML will manage the Trust Investments in accordance with the attached investment guidelines as amended from time to time by Penn Treaty with the consent of Imagine (the "Investment Guidelines") and in accordance with all applicable laws. Imagine is an express third party beneficiary of this Agreement, and this Agreement may not be amended without the consent of Imagine. A copy of the Investment Guidelines is annexed hereto as Schedule 1.

        BSAML will provide industry-standard financial, performance and compliance reporting on a monthly and quarterly basis, and where possible, will fulfill any reasonable custom reporting requirements requested in writing by Penn Treaty. BSAML will manage the Trust Investments only through the trustees and custodian banks recommended and approved by Penn

Treaty to hold the Trust Investments. The final form of all reports will be mutually agreed between Penn Treaty and BSAML prior to September 1, 2005.

INVESTMENT MANAGEMENT FEE

        Penn Treaty shall pay BSAML an investment management fee of 0.08% per annum of assets under management (the "Investment Fee"), payable quarterly in arrears no later than on the tenth (10th) business day following the end of each quarter during the Term. For the purpose of calculating the Investment Fee, the amount of assets under management for any applicable period shall be determined by dividing (a) the sum of the aggregate statutory book value of the Trust Investments as of the first day of such period AND the aggregate statutory book value of the Trust Investments as of the final day of such period (after taking into account any increase or decrease in the Trust Investments credited as of such final day), by (b) 2. Any Investment Fee payable for less than a full calendar quarter shall be pro-rated such that fees will only be calculated for assets under management from the date of this Agreement and not from the effective date of the Coinsurance Agreement. Upon any termination of this Agreement other than at the end of a calendar quarter, the Investment Fee shall be calculated as of the termination date.

        In the event that BSAML elects to sub-contract with a third party investment advisor for a portion of the Trust Investments, fees due such third party investment advisor will be for the account of BSAML. Said fees shall not include fees payable to managers of investment products such as hedge funds, collateralized debt obligations or other investment vehicles, which fees shall be deducted from the Trust Investments so invested and the cost included in the total rate of return calculation for the relevant investment.

PERFORMANCE FEE

Penn Treaty and BSAML shall use their best efforts to agree, by no later than October 31, 2005, on a performance fee formula for BSAML in order to compensate BSAML for effective yield enhancement of the Trust Investments. Such performance fee formula will be subject to the written consent of Imagine.

EXPENSES

        Each party will be responsible for its own ordinary costs and expenses incurred in the course of performing its obligations under this Agreement.

ANCILLARY SERVICES

        BSAML may also provide ancillary financial reporting, administrative and advisory services to Penn Treaty (including advice on asset/liability matching and credit analysis) on terms, including fees, as mutually agreed to between the parties in advance.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

        a) Penn Treaty represents, warrants, and covenants to BSAML that, as of the date hereof and throughout the Term:

                i) the appointment of BSAML as Penn Treaty's investment manager has been duly and properly authorized by Penn Treaty in accordance with its charter, by-laws and other applicable documents ("Corporate Documents") and the Investment Guidelines are in compliance with such Corporate Documents and with all legal and regulatory restrictions applicable to Penn Treaty and the Trust Investments;
                ii) this Agreement constitutes a valid and binding obligation of Penn Treaty, enforceable against Penn Treaty in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and by general equity principles;
                iii) Penn Treaty has legal title to the Trust Investments and no restrictions exist as to the ownership or transfer of such Trust Investments unless specifically set forth in this Agreement; and
                iv) Penn Treaty is, and will remain during the term of this Agreement, engaged primarily in the insurance business.

        b) BSAML represents, warrants, and covenants to Penn Treaty that, as of the date hereof and throughout the Term:

                i) it is, and will remain during the Term, an entity in good standing under the laws of its jurisdiction of organization and duly licensed, if necessary, to conduct its investment management business under applicable law;
                ii) this Agreement constitutes a valid and binding obligation of BSAML, has been duly and properly authorized by BSAML in accordance with its charter, by-laws and other applicable documents, is enforceable against BSAML in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and by general equity principles;
                iii) it currently has, and agrees that it will maintain, access to the skilled personnel, computer hardware and software, and other facilities necessary to prepare the reports and perform the services required by this Agreement; and
                iv) it will notify Penn Treaty of any material change in the resources devoted to managing the Trust Investments, within a reasonable time after such change.

CONFIDENTIALITY

        From time to time in the course of the performance of this Agreement, Penn Treaty will be providing BSAML with certain financial, strategic and other information. BSAML shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties until the day that falls 24 months after such information was acquired by BSAML in connection with the services rendered hereunder, except (i) with the prior written consent of Penn Treaty, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulating organization, body or official having jurisdiction over BSAML, (iii) to its professional advisors,
(iv) in connection with effecting any transactions contemplated hereunder on behalf of Penn Treaty, (v) such information as shall have been publicly disclosed other than in violation of this Agreement, or such information as shall have been obtained by BSAML on a non-confidential basis; provided that BSAML does not know or have reason to know, after due inquiry, of any breach by such source of any confidentiality obligations with respect thereto, or (vi) where such disclosure is necessary to perform all or any of its functions hereunder or to protect the interests of BSAML.

NON-EXCLUSIVITY

        The Services provided by BSAML to Penn Treaty are not exclusive, and BSAML shall be free to render investment management services to others. It is understood and agreed that the officers and directors of BSAML may engage in other business activities or render services to other persons or serve as partners, officers or directors of other firms or corporations.

CONFLICTS OF INTEREST

        Penn Treaty understands and acknowledges the following:

        1. Various potential and actual conflicts of interest may arise from the overall advisory, investment and other activities of BSAML and any of its affiliates and their respective clients;
        2.      Penn Treaty will not be the only client of BSAML;
        3. BSAML and its affiliates have, and in the future may have, other clients, including insurance companies, which invest, directly or indirectly, in the securities or financial instruments of the type set forth in the Investment Guidelines;
        4. BSAML, its affiliates and principals, officers and employees of BSAML and its affiliates will conduct businesses other than that with respect to Penn Treaty, including providing investment management services to other clients;
        5. Although the principals, officers and employees of BSAML will devote as much time to Penn Treaty as BSAML deems appropriate to accomplish the objectives of this Agreement, the principals, officers and employees of BSAML may have conflicts allocating their time and services among Penn Treaty and other clients of BSAML; and
        6. BSAML is an affiliate of Imagine, and consequently BSAML may have certain potential or actual conflicts of interest in managing the Trust Investments for Penn Treaty, but for the benefit of Imagine.

LIABILITY OF INVESTMENT MANAGER

        BSAML shall not have any responsibility under this Agreement other than to render the Services. BSAML, its directors, officers, members, agents and employees and any affiliate of BSAML and its directors, officers, stockholders, members, partners, agents and employees (collectively, the "Specified Parties") shall not be responsible for any action of Penn Treaty in declining to follow any advice, recommendation or direction of any Specified Party. The Specified Parties shall have no liability to Penn Treaty for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to Penn Treaty, except for liability to which it would be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder; it being expressly understood by the parties hereto that nothing in this Section is intended to, or shall constitute, either directly or indirectly, a waiver of any legal rights or remedies that Penn Treaty may otherwise have against any Specified Party that cannot be waived under applicable law. BSAML may delegate to an agent, accountant, expert, attorney and nominee (including its Affiliates) selected with reasonable care any or all of the duties assigned to BSAML hereunder (including the duty to render advice (including investment advice) and assistance to Penn Treaty), provided that no delegation by BSAML of any of its duties hereunder shall relieve BSAML of any of its duties hereunder nor relieve BSAML of any liability with respect to the performance of such duties, except that BSAML may, with respect to the affairs of Penn Treaty, consult with nationally recognized counsel and accountants in their capacity as such reasonably selected by BSAML and shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by BSAML in accordance with the written advice or opinion of such counsel or accountants. BSAML shall not be liable for any consequential damages hereunder.

INDEMNIFICATION

        Penn Treaty shall reimburse, indemnify and hold harmless each Specified Party from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and expenses), as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, or arising out of or in connection with, any acts or omissions of any Specified Party made in good faith and in the performance of such Specified Party's duties under this Agreement and not determined as constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder or thereunder. Each Specified Party may consult with counsel and accountants with respect to its duties hereunder and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is taken or made in good faith and is in accordance with the advice or opinion of such counsel or accountants. The indemnification provided by this Section shall be in addition to any rights to which a Specified Party may otherwise be entitled by contract or as a matter of law, and shall extend to each of its or his or her heirs, successors and assigns. The provisions of this Section shall continue to afford protection to each Specified Party regardless of whether such Specified Party remains in the position or capacity pursuant to which such Specified Party became entitled to indemnification under this Section.

PREAMBLE

        The preamble hereto forms an integral part hereof.

SEVERABILITY

        Each of the provisions of this Agreement shall be severable from all other provisions and invalidity of any part hereof shall not affect the validity of other parts of this Agreement.

NO JOINT VENTURE OR AGENCY

        Nothing in this Agreement shall create or imply any agency or joint venture on the part of the parties hereto.

DISPUTE RESOLUTION

        All disputes hereunder shall be settled by arbitration. The arbitration shall be conducted under the commercial arbitration rules of the American Arbitration Association then in effect (the "Rules"). The arbitration shall be conducted before a single arbitrator and the award shall be made in New York, New York. The arbitrator shall be chosen by agreement of the parties. In the event that the parties cannot agree on an arbitrator, the arbitrator shall be selected from the aforementioned panel pursuant to the Rules. The decision of the arbitrator shall be binding on both parties, and judgment upon the award rendered by the arbitrator may be entered in any court of appropriate jurisdiction. If a party is seeking injunctive relief or specific performance, that party may apply to a court of competent jurisdiction for such equitable relief.

GOVERNING LAW

        This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

COUNTERPARTS/FAX SIGNATURE

        This Agreement may be executed in counterparts and/or by facsimile, each of which shall be deemed an original, but all of which shall constitute one agreement.

NOTICE PROVISIONS

        Any notices, requests for consents or other communications in relation to this Agreement shall be made in writing and addressed to the applicable party at the address set forth on the first page of this Agreement, or to such other address as either party may designate to the other in writing in accordance with this section. Any such notice or other communication shall be deemed received upon personal delivery, confirmed facsimile delivery or on the second day after delivery by a reputable courier.

NO ASSIGNMENT

        This Agreement may not be assigned by either party without the prior written consent of the other party. In the event of an assignment of this Agreement, the provisions hereof shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

ENTIRE AGREEMENT

        This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written, oral or electronic communications relating to this subject matter. This Agreement may only be modified in writing, signed by both parties, and no waiver of compliance with any provision or condition, and no consent provided for in this Agreement, shall be effective unless in writing, duly executed by the party sought to be charged with such waiver or consent.

NO WAIVER

        Waiver by any party of any breach or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.


             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties have signed as of the date first hereinabove mentioned.


PERSPECTIVE (BARBADOS) LIMITED, FORMERLY BRASCAN STRATEGIC ASSET MANAGEMENT LIMITED (BARBADOS)

By:   /s/ Maria Nicholls
Its:  Maria Nicholls, Director

By:   /s/ Trevor Carmichael
Its:  Trevor Carmichael, Director


PENN TREATY NETWORK AMERICA INSURANCE COMPANY

By:   /s/ Cameron B. Waite
Its:  Executive Vice President

By:   ______________________________
Its:  ______________________________


AMERICAN NETWORK INSURANCE COMPANY

By:   /s/ Cameron B. Waite
Its:  Executive Vice President

By:   ______________________________
Its:  ______________________________